Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Heska Reports First Quarter 2019 Results
Revenue $29.5 Million, Margins Solid, Multi-Year Highs in Subscriptions Gains
Management Reiterates Full Year Outlook, New Product Launches and Core Business Growth Initiatives

LOVELAND, CO, May 7, 2019 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty healthcare products, today reported financial results for its first quarter ended March 31, 2019. The Company reports results in two segments: Core Companion Animal (“CCA”) and Other Vaccines and Pharmaceuticals (“OVP”). Point of Care is referred to in this release as “POC”. The Company forecast for 2019 from the February 26, 2019 earnings call and release is referred to in this release as "Outlook".

2019 First Quarter, Year Over Year ("YOY"), and Full Year ("FY") Outlook Metrics
$ in Millions except Earnings Per Share ("EPS")

	Q1 ($)	Q1 (%) YOY	2019 FY Outlook
Consolidated Revenue	$29.5	(9.9)%	$123.0
CCA Revenue	$24.7	(7.8)%	$105.0
Lab Consumables	$12.3	13.8%	$50.0 - $52.5
Instruments: Lab & Other	$2.9	19.6%
Instruments: Infusion Pumps	$0.8	106.2%	$2.0
Imaging	$5.4	(9.4)%	$27.7
PVD[1]	$3.3	(53.6)%	$13.7
OVP Revenue	$4.8	(19.4)%	$18.0

	Q1 (%)	Q1 YOY bps
Consolidated Gross Margin	42.5%	+190	44.4%
CCA Gross Margin	48.9%	+140
OVP Gross Margin	9.4%	+0
Operating Margin	(0.3)%	-600	0.1%

	Q1 ($)	Q1 (%) YOY
Net Income Attributable to Heska	$0.8	(62.2)%
EPS, Basic	$0.11	(63.3)%
EPS, Diluted	$0.10	(64.3)%

1 "PVD" is Pharmaceuticals, Vaccines and Diagnostics.

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The first quarter met or slightly exceeded our estimates in nearly all key areas. Leading the way was solid growth in CCA Lab Diagnostics, where POC Lab Consumables rose 13.8% over the prior year period and we added the highest number of new POC Lab Diagnostics subscriptions in any quarter since the middle of 2016. Active Subscriptions, Months Under Subscription, Minimum Contract Subscription Value (“CSV”) and Subscription Retentions all progressed in-line with our full year Outlook. We saw (and continue to see) strong momentum from our new six months “Free Term” campaign for consumables and shipping, and utilization trends under this promotion are tracking higher than traditional minimums, which we anticipate will increase utilization over the life of these agreements above traditional Minimum CSV ranges. Moving to our corporate account installations efforts, while there is still much work to do, we are progressing positively with all of our accounts and are generally in-line with our goals for 2019 and beyond. I am proud of the strong work of our teams and their continuing success in this very competitive market. We continue to work hard to earn customers and we are being rewarded with market share gains from retention of satisfied Heska customers and from long-time competitor customers switching to a better future with Heska.”

Mr. Wilson continued, “Heska teams executed well this quarter to expand the utility of our existing family of analyzers by developing and launching new tests. Progesterone testing for the Element i® is launched and the reception has been excellent. For Element DC® and DC5x®, the new Plus Panel eWrap™ is launched and early response is quite positive. For Element POC®, BUN has now been added to the test card to meet a major and longstanding request from clinicians. We believe these new test menu expansions will increase utilization and satisfaction amongst our thousands of current users and will also serve to attract new customers to Heska from the competition.”

“On the international front, Heska Australia Pty Ltd is up and running in POC Lab Diagnostics,” continued Mr. Wilson. “The team is trained and in place, operational systems are coming on line, and early results are encouraging, with a handful of localized Heska Reset subscriptions now signed up. Moving to Europe, Heska’s February acquisition of Optomed in France is closed, the integration is progressing well, and preparations for launching Optomed endoscopy products in North America and Heska POC Lab Diagnostics into France and broader European markets are continuing. Near term contributions from these initiatives are anticipated to be small in 2019 and growing in 2020.”

“On the new product front and in regards to our announced new product launches, Element i+™ and Element RC™ continue to be targeted for early limited release in June and full market release late in the third quarter of 2019,” added Mr. Wilson. “Element UF™ progress continues positively, with several milestones now met, important data known, and key decisions made. With this progress and updated status, we continue to target early limited release of Element UF in the second quarter of 2020. While risks around precise timing and costs are inherent in major development initiatives such as these, based on the current status and progress of our announced projects, we remain optimistic for meeting our timetables and we continue to strongly believe in the market opportunity and feasibility of these projects.”

“2019 continues to be the busiest and most productive period in Heska’s history; simultaneously, we are broadening our proprietary solutions, growing our subscriber base, expanding our geographical footprint, and scaling our teams to create a multiplier effect. Underpinning these efforts is a growing pet healthcare market with favorable trends. Into this healthy environment, our challenge remains clear: (1) win with our Heska Reset POC Lab Diagnostics subscriptions; (2) deliver on transformative product and geography expansions; (3) more fully transition to core, proprietary, highly differentiated diagnostics developed, manufactured, and sold directly by Heska; and (4) allocate capital for product development, in-house manufacturing of Heska diagnostics, team expansion, acquisitions, joint ventures, and licensing opportunities,” concluded Mr. Wilson.

Financial Results
Revenue

2019 first quarter revenue was $29.5 million, a 9.9% decrease from $32.8 million in the first quarter of 2018. CCA segment revenue decreased 7.8% to $24.7 million, from $26.8 million in the first quarter of 2018, driven primarily by expected lower sales of our PVD products, specifically Tri-Heart®, of approximately $3.8 million, and lower sales of POC Imaging products of $0.6 million. Offsetting these decreases were strong Point of Care Laboratory Consumables revenue increases of $1.5 million, a 13.8% increase, and an increase in instrument and other revenue of approximately $0.4 million, mostly driven by revenue resulting from sales-type lease placements. Also offsetting the decreases was higher levels of non-core, lower margin infusion pump sales of approximately $0.4 million in current period as compared to the prior year period. OVP segment revenue decreased 19.4% to $4.8 million in the first quarter of 2019, from $5.9 million in the first quarter of 2018. The decrease is due primarily to lower production and shipments related to contract manufacturing agreements.

Cost of Goods

First quarter 2019 gross profit decreased 5.7% to $12.5 million, compared to $13.3 million in the prior year. First quarter 2019 gross margin was 42.5%, an increase of 190 bps from the 40.6% gross margin in the first quarter of 2018. CCA margins in the first quarter of 2019 increased 140 bps to 48.9% compared to 47.5% in the first quarter of 2018 due to favorable pricing within POC Lab and Imaging products offset by lower margin PVD products, primarily due to decreased sales of Tri-Heart. OVP margin of 9.4% in the first quarter of 2019 was flat compared to the prior year comparative period resulting from favorable product mix on lower volume.

Income

Total operating expenses in the first quarter of 2019 were $12.6 million (42.8% of sales), compared to $11.4 million (34.9% of sales) in the prior year. The increase in operating expenses was primarily due to an increase of $0.9 million of selling and marketing expense related to compensation and benefits as a result of greater headcount, an increase of $0.7 million in research and development related to new product development initiatives, partially offset by $0.4 million of lower general and administrative expenses mostly due to lower consulting fees in the quarter. Operating income decreased 104.0% to a loss of $0.1 million during the first quarter of 2019, compared to income of $1.9 million in the first quarter of 2018. Operating margin of -0.3% for the first quarter of 2019 was negatively impacted by increased selling and marketing and research and development expense coupled with lower revenue for the quarter.

Net income attributable to Heska Corporation decreased to $0.8 million, or $0.10 per diluted share, in the first quarter of 2019, compared to $2.2 million, or $0.28 per diluted share, in the first quarter of 2018. Both periods include approximately $1.0 million of discrete tax benefits associated with stock compensation activity.

Balance Sheet

Effective January 1, 2019, Heska Corporation adopted the new lease accounting standard, ASC 842, Leases using the modified retrospective approach for all lease arrangements. The impact of the standard resulted in an increase in assets and liabilities of approximately $6.5 million as of the adoption date.

Investor Conference Call
Management will conduct a conference call on Tuesday, May 7, 2019 at 9 a.m. MT (11 a.m. ET) to discuss the first quarter 2019 financial results. To participate, dial 1-800-263-0877 (domestic) or 1-646-828-8143 (international) and reference conference call access number 7378088. The conference call will also be webcast from the Company's website, www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. A telephonic replay will be available beginning at 2 p.m. ET on May 7, 2019 and continue through 11:59 p.m. ET on Tuesday, May 14, 2019. The telephone replay may be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 7378088. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products through two business segments: Core Companion Animal ("CCA") represents approximately 85% of revenues; and Other Vaccines and Pharmaceuticals ("OVP") represents approximately 15% of revenues. CCA segment includes Point of Care Laboratory testing instruments and consumables, primarily under a multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes private label vaccine and pharmaceutical production under third party agreements and channels, primarily for herd animal health. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects;

uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and other risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2018.

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Core companion animal	$24,716	$26,819
Other vaccines and pharmaceuticals	4,795	5,946
Total revenue, net	29,511	32,765

Cost of revenue	16,968	19,458

Gross profit	12,543	13,307

Operating expenses:
Selling and marketing	7,033	6,140
Research and development	1,366	670
General and administrative	4,219	4,626
Total operating expenses	12,618	11,436
Operating (loss) income	(75)	1,871
Interest and other income, net	(16)	(4)
(Loss) income before income taxes and equity in losses of unconsolidated affiliates	(59)	1,875
Income tax (benefit) expense:
Current income tax expense	45	17
Deferred income tax benefit	(1,055)	(297)
Total income tax benefit	(1,010)	(280)

Net income before equity in losses of unconsolidated affiliates	951	2,155
Equity in losses of unconsolidated affiliates	(181)	—
Net income after equity in losses of unconsolidated affiliates	770	2,155
Net loss attributable to redeemable non-controlling interest	(44)	—
Net income attributable to Heska Corporation	$814	$2,155

Basic earnings per share attributable to Heska Corporation	$0.11	$0.30
Diluted earnings per share attributable to Heska Corporation	$0.10	$0.28

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,459	7,102
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,965	7,711

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2019	2018
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$9,101	$13,389
Accounts receivable, net of allowance for doubtful accounts of $259 and $245, respectively	16,202	16,454
Inventories, net	27,388	25,104
Net investment in leases, current, net of allowance for doubtful accounts of $40 and $40, respectively	3,225	2,989
Other current assets	4,620	4,471
Total current assets	60,536	62,407

Property and equipment, net	15,511	15,981
Operating lease right-of-use assets	6,414	—
Goodwill	27,311	26,679
Other intangible assets, net	9,923	9,764
Deferred tax asset, net	15,176	14,121
Net investment in leases, non-current	12,615	11,908
Investment in unconsolidated affiliates	7,837	8,018
Other non-current assets	7,457	7,574
Total assets	$162,780	$156,452

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,746	$7,469
Due to – related parties	—	226
Accrued liabilities	10,647	10,142
Current operating lease liability	1,693	—
Current portion of deferred revenue, and other	2,704	2,526
Total current liabilities	22,790	20,363

Deferred revenue, net of current portion	6,728	7,082
Line of credit and other long-term borrowings	6,026	6,031
Non-current operating lease liability	5,122	—
Other liabilities	175	567
Total liabilities	40,841	34,043

Redeemable non-controlling interest and mezzanine equity	662	—

Total stockholders' equity	121,277	122,409
Total liabilities, mezzanine equity and stockholders' equity	$162,780	$156,452